Exhibit 99.1

Document Security Systems, Inc. Enters into Letter of Intent To Acquire Impact Biomedical, Inc.

March 12, 2020

ROCHESTER, N.Y., March 12, 2020 (GLOBE NEWSWIRE) — Document Security Systems, Inc. (DSS) (NYSE American: DSS), a leader in anti-counterfeit, authentication and diversion protection technologies, today announced that it has entered into a binding term sheet to (“Term Sheet”) acquire Impact Biomedical, Inc. (IMPACT), a company engaged in the development and marketing of biohealth security technologies, in a proposed share exchange transaction with a purchase price capped at $50 million, subject to completion of due diligence and an independent valuation. According to the terms of the Term Sheet between the parties, DSS will issue up to 14.5 M shares of common stock and a perpetual convertible preferred stock to which DSS will have certain customary rights and requirements, including appointing members of the Board of Directors of IMPACT. The preferred stock will be convertible at $0.216 per share and have a 19.9% blocker.

The Term Sheet and closing conditions are subject to both DSS and GBM having obtained approvals from their respective shareholders and relevant stock exchanges, whereby an independent audit of IMPACT shall be included in the pending proxy for shareholder vote. The Term Sheet further lay out the intention to give a dividend of IMPACT shares to the shareholders (excluding the controlling shareholders of DSS and the chairman’s group of companies). The proposed bonus being, for every one DSS share held, the shareholder will be entitled to a bonus of two IMPACT shares. Following that, IMPACT is to pursue an initial public offering.

Frank D. Heuszel, CEO of DSS stated, “We are pleased to proceed with this exciting expansion of our security product coverage into biohealth security technologies with IMPACT’s impressive technology mix. This acquisition comports with DSS Chairman Heng Fai Ambrose Chan’s vision of enhancing the value of DSS with complementary and poignant product offerings, especially in these challenging days of the need for products that assist in the mitigation of Coronavirus, such as Impact Biomedical’s Equivir product which has been shown in studies to be effective as an antiviral against a broad range of viruses including in vitro efficacy against multiple strains of Influenza (H1N1, H3N2, H5N1, H7N9, Influenza B, Parainfluenza 3), Human Rhinovirus-14, Human Coronavirus-A, and Ebola. Equivir’s abilities to inhibit viruses via multiple targets have prompted further studies to test Equivir as a potential treatment of COVID-19, the disease caused by the pandemic novel coronavirus SARS-CoV2.We are heading into a new era of security where we are constantly adapting to the dynamic and ever changing landscape.

Mr. Chan leadership and belief in DSS’ ongoing mission are paramount in this acquisition and we look forward to proceeding down the path to closing and assimilating the IMPACT business in kind.”

Jason Grady, DSS’s Chief Operating Officer, commented: “DSS is continuing to pursue its strategy of diversification and this acquisition represents the dedicated efforts of our team to identify assets that we expect will be accretive to our business while approaching the structural acquisition thereto with creativity and an eye towards creating lasting shareholder value. We are pleased to advance our business expansion efforts with IMPACT to continue leading the way in industry security technologies.”

About Document Security Systems, Inc. (DSS)

For over 15 years, DSS has protected corporations, financial institutions, and governments from sophisticated and costly fraud. DSS’ innovative anti-counterfeit, authentication, and brand protection solutions are deployed to prevent attacks which threaten products, digital presence, financial instruments, and identification. AuthentiGuard®, the company’s flagship product, provides authentication capability through a smartphone application so businesses can empower a wide range of employees, supply chain personnel, and consumers to track their brands and verify authenticity. For more information on DSS visit http://www.dsssecure.com.

Investor Contact:

Bret Shapiro

CoreIR

(516) 222-2560

ir@dsssecure.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s ability to complete the financing, its intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: the risk that the public offering of common stock may not close; risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on March 15, 2019 and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.